Exhibit 99.1

NEWS RELEASE

PAR PACIFIC ANNOUNCES CEO TRANSITION PLANS

●	William Pate to step down as Chief Executive Officer; will remain Director
●	Will Monteleone, current President, will assume President and Chief Executive Officer position

HOUSTON, February 27, 2024 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced a leadership transition effective as of the Company’s May 2024 shareholders’ meeting. William Pate will retire as Chief Executive Officer at the upcoming annual shareholders’ meeting after eight years as leader of the rapidly growing energy company. The company’s Board of Directors unanimously appointed Will Monteleone to become the company’s President and Chief Executive Officer. Monteleone has been with Par Pacific for more than a decade and has served in several leadership positions for the company. Pate and Monteleone will each continue to serve as members of the company’s Board of Directors.

Robert Silberman, Chairman of Par Pacific’s Board of Directors, said “Bill Pate has been the instrumental force behind Par Pacific’s success since its inception over 10 years ago. He has served as the company’s founding lead investor, a board member, and its Chief Executive Officer. Under Bill’s stewardship our enterprise has grown from nothing to over $8.2 billion in revenue, $680 million in operating income, and over $8.00 in adjusted per share earnings. We are very grateful to Bill for his outstanding leadership and look forward to his continued contribution as a board member. Will Monteleone has been Bill’s strong right hand for over a decade, and the board has every confidence the company will continue to thrive with Will at the helm.”

“There is no better way to leave Par Pacific than in the very capable hands of Will Monteleone with whom I worked closely in the development of our business and strategy,” commented Pate. “We are fortunate to have a deep bench of talented executives with a bright future ahead of us. I look forward to maintaining a role with the company as a board member and shareholder.”

“Bill’s exceptional leadership in the face of both challenges and success have set the standard,” said Monteleone. “His wisdom, integrity, humility, and creativity are foundational elements of our Company culture that we will carry forward. The Company’s strong business outlook and balance sheet paired with our talented management team gives me great confidence for our future. I am very excited to continue working closely with the entire Par Pacific team to drive shareholder value over the next chapter of our growth.”

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 125,000 bpd of combined refining capacity across three locations and an extensive energy infrastructure network, including 7.6 million barrels of storage, and marine, rail, rack, and pipeline assets. In addition, Par Pacific operates the “nomnom” convenience store chain and supplies ExxonMobil-branded fuel retail stations in the region. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and Hele-branded retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

For more information contact:

Ashimi Patel
Director, Investor Relations and Renewables
(832) 916-3355
apatel@parpacific.com

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